Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Douglas Cheatham
Executive Vice President and
Chief Financial Officer
(630) 906-5484
dcheatham@oldsecond.com

OLD SECOND BANCORP, INC. ANNOUNCES CLOSING OF

PUBLIC OFFERING OF COMMON STOCK

Aurora, Illinois (April 8, 2014) — Old Second Bancorp, Inc. (Nasdaq Global Select: OSBC), parent company of Old Second National Bank, announced today the closing of its previously announced public offering of 13,500,000 shares of common stock at $4.40 per share resulting in gross proceeds of $59.4 million.  In addition, the Company has granted the underwriters a 30-day option to purchase an additional 2,025,000 shares of common stock to cover over-allotments, if any.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses were approximately $55.9 million.

Keefe, Bruyette & Woods, A Stifel Company, served as sole book running manager and Sandler O’Neill & Partners, L.P. and FIG Partners, LLC served as co-managers for the offering.

Old Second Bancorp, Inc. is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Southwestern Cook counties in Illinois.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.